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                                                                    EXHIBIT 3.2

                           CERTIFICATE OF AMENDMENT

                                       OF

                           ARTICLES OF INCORPORATION

FRANKLYN S. BARRY, JR., and JAMES A. JOYCE certify that:

     1. They are President and Secretary, respectively, of BISHOP EQUITIES, INC., a Nevada corporation.

     2. Article FIRST of the Articles of Incorporation of this corporation is amended to read as follows:

            "FIRST:     THE NAME OF THIS CORPORATION IS:

                        AETHLON MEDICAL, INC."

     3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

     4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with the Corporations Code. The total number of outstanding shares of the corporation is 2,660,000. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

     We further declare under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  March 28, 2000

                                       /s/ FRANKLYN S. BARRY, JR.
                                       -------------------------------------
                                       FRANKLYN S. BARRY, JR., PRESIDENT


                                       /s/ JAMES A. JOYCE
                                       -------------------------------------
                                       JAMES A. JOYCE, SECRETARY